TAX ADJUSTMENT FROM DEFAULTED SECURITIES - 2008


Security/Fund	Cusip		Par		Coupon	Maturity

UAL
SB3B            909286AD8   107,259		9.210	      01/21/2017
SB3B            909317AG4   190,819		9.560	      10/19/2018


					Error Correction
					Income	Discount	Premium
Security/Fund	Cusip

SB3B             909286AD8
SB3B             909317AG4

					Daily Accrual

Security/Fund     Cusip		Income	Discount	Premium

SB3B            909286AD8	29.73		2.06		0.00
SB3B            909317AG4	61.87		3.14		0.00



Security/Fund	Cusip		Total Daily Accrual

SB3B            909286AD8	31.79
SB3B            909317AG4	65.01



Security/Fund	Cusip		2008 Accrual	Gain Adj.
				      Add-Back	      Due to Sale
						            ST	LT

SB3B		    909286AD8	10,831			<5,445>
SB3B		    909317AG4	22,696			<20,495>

Total				      33,527			<25,939>